Exhibit T3E-3

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF NEW YORK

)
In re:	)	Chapter 11
)
MAXCOM TELECOMUNICACIONES, S.A.B. DE C.V.,	)	Case No. 19-[ ] ([ ])
et al.,(1))
	)	(Joint Administration Requested)
)
Debtors.	)

JOINT PREPACKAGED CHAPTER 11 PLAN

PAUL HASTINGS LLP

200 Park Avenue

New York, New York 10166

Telephone: (212) 318-6000

Facsimile: (212) 303-7070

Proposed Counsel to the Debtors and Debtors-in-Possession

Dated: June 17, 2019

(1)  The Debtors are Maxcom Telecomunicaciones, S.A.B. de C.V. and Maxcom USA Telecom, Inc.  The address for Maxcom is Av. Guillermo González Camarena 2000 Col. Santa Fe Centro Ciudad de México CP 01376, Del. Álvaro Obregón.  The address for Maxcom USA Telecom, Inc. is Ten Bank Street, Suite 560, White Plains, NY 10606.

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

iii

INTRODUCTION

Maxcom Telecomunicaciones, S.A.B. de C.V. (“Maxcom”) and its debtor affiliates listed herein, as debtors and debtors in possession (each, a “Debtor” and, collectively, the “Debtors”) propose this plan of reorganization (the “Plan”).  Reference is made to the Disclosure Statement for a discussion of the history, businesses, properties and operations, projections and risk factors related to the Debtors, as well as a summary and analysis of this Plan and certain related matters.  Capitalized terms used herein shall have the meanings set forth in Section 1.1 below.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF
TIME, GOVERNING LAW, AND OTHER REFERENCES

1.1                               Defined Terms

1.                                      “Administrative Claim” means any Claim for costs and expenses of administration during the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) Allowed Professional Claims; and (c) all fees and charges assessed against the Estates pursuant to section 1930 of chapter 123 of title 28 of the United States Code.

2.                                      “Affiliate” means affiliate as such term is defined in section 101(2) of the Bankruptcy Code.

3.                                      “Allowed” means, with reference to any Claim or Interest, or any portion thereof, that is (a) specifically allowed under this Plan, (b) allowed under the Bankruptcy Code, or (c) allowed by a Final Order.

4.                                      “Avoidance Actions” means any and all avoidance, recovery, subordination, or other claims, actions, or remedies that may be brought by or on behalf of any Debtor or its Estate or other authorized parties in interest under the Bankruptcy Code or applicable non-bankruptcy law, including actions or remedies under sections 502, 510, 542, 544, 545, and 547 through and including 553 of the Bankruptcy Code.

5.                                      “Ballot” means the form or forms distributed to certain Holders of Claims that are entitled to vote on the Plan by which such parties may indicate acceptance or rejection of the Plan and includes both the form distributed for use by the actual beneficial owners of the Old Notes and the form distributed for use by the bank, broker, or other financial institution that holds the Old Notes in “street name” on behalf of one or more beneficial owners.

6.                                      “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time.

7.                                      “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York or such other court having jurisdiction over the Chapter 11 Cases.

8.                                      “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

9.                                      “Business Day” means any day, other than (a) a Saturday, Sunday, or a “legal holiday” (as defined in Bankruptcy Rule 9006(a)(6)), or (b) any other day on which banks are legally permitted to be closed in New York or Mexico.

10.                               “Cash” means the legal tender of the United States of America or the equivalent thereof, including bank deposits and checks.

11.                               “Cash Payment” means Cash in an amount of US$100 for each US$1,000 of principal amount of Old Notes.

12.                               “Causes of Action” means any and all claims, actions, causes of action, choses in action, suits, debts, demands, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and any avoidance, recovery, subordination, or other actions against Insiders and/or any other Entities under the Bankruptcy Code, including Avoidance Actions) of the Debtors, the debtors in possession, and/or the Estates, whether known or unknown, liquidated or unliquidated, fixed or contingent, matured or unmatured, disputed or undisputed, that are or may be pending on the Effective Date or commenced by the Reorganized Debtors after the Effective Date against any Entity, based in law or equity, including under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.

13.                               “Chapter 11 Cases” means the cases pending for the Debtors under chapter 11 of the Bankruptcy Code in the Bankruptcy Court.

14.                               “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

15.                               “Claims and Solicitation Agent” means the claims, noticing, and/or solicitation agent the Debtors will retain in the Chapter 11 Cases pursuant to an order of the Bankruptcy Court.

16.                               “Claims Register” means the official register of Claims maintained by the Claims and Solicitation Agent.

17.                               “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

18.                               “Collateral Documents” means all of the documents and instruments that secure the Old Notes and Old Notes Indenture, including without limitation: (a) mortgages on the assets and properties owned by the Debtors and the Non-Debtor Guarantors as set forth more fully in that mortgage dated October 11, 2013 and recorded at Book 1664, Document 77,168 (as same may be amended, the “Mortgage”); (b) that certain Intercompany Subordination and Credit Agreement dated as of October 13, 2013 by and among Maxcom and certain of Maxcom’s subsidiaries as set forth therein (the “Intercompany Subordination Agreement”); (c) that certain Notation of Guarantee executed by certain of Maxcom’s subsidiaries set forth therein (the “Subsidiary Guarantee”); and (d) that certain Irrevocable Administration Trust Agreement with Reversion Rights and entered into between and among Grupo Financiero Banorte, as trustee, Deutsche Bank Trust Company Americas, as beneficiary on behalf of certain lender parties, Maxcom and certain of Maxcom’s subsidiaries set forth therein, as settlors (the “Intercompany Trust Agreement”).

19.                               “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases.

20.                               “Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

21.                               “Confirmation Hearing” means the hearing(s) before the Bankruptcy Court under section 1128 of the Bankruptcy Code at which the Debtors seek entry of the Confirmation Order.

22.                               “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan under section 1129 of the Bankruptcy Code and approving the Disclosure Statement.

23.                               “Consummation” means the occurrence of the Effective Date.

24.                               “Creditor” has the meaning set forth in section 101(10) of the Bankruptcy Code.

25.                               “Debtors” has the meaning set forth in the introductory paragraph of this Plan.

26.                               “Description of Junior PIK Notes” means the Description of the Junior PIK Notes set forth in the Disclosure Statement.

27.                               “Description of Senior Notes” means the Description of the Senior Notes set forth in the Disclosure Statement.

28.                               “Disbursing Agent” means the Reorganized Debtors or any Entity selected by the Debtors or Reorganized Debtors and identified in the Plan Supplement, as applicable, to make or facilitate distributions contemplated under the Plan.

29.                               “Disclosure Statement” means that certain Offering Memorandum and Consent Solicitation Statement dated as of June 17, 2019, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto, to be approved by the Bankruptcy Court.

30.                               “Distribution Date” means, except as otherwise set forth herein, the date or dates determined by the Debtors, on or after the Effective Date, upon which the Reorganized Debtors or the Disbursing Agent shall make distributions to Holders of Allowed Claims and Interests entitled to receive distributions under the Plan.

31.                               “DTC” means the Depository Trust Company.

32.                               “Early Participation Consideration” means Cash in an amount of $10 for each $1,000 of principal amount of Old Notes validly tendered in the Exchange Offer by an Old Notes Creditor and not withdrawn prior to or on the Early Participation Date, with such Cash to be paid by Reorganized Maxcom subject to the occurrence of the Effective Date.

33.                               “Early Participation Date” means for purposes of being eligible to receive the Early Participation Consideration, the date that is on or before 5:00 p.m. (New York City time) on June 28, 2019.

34.                               “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 9.1 have been satisfied or waived in accordance with Section 9.2.

35.                               “Entity” has the meaning set forth in section 101 (15) of the Bankruptcy Code.

36.                               “Estate” means the bankruptcy estate of each Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the Chapter 11 Cases.

37.                               “Exchange Offer” means the out-of-court process conducted by Maxcom for the exchange of the Old Notes for the Senior Notes and the Junior PIK Notes.

38.                               “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to, or arising out of the Debtors’ and Non-Debtor Guarantors’ in-court or out-of-court efforts to negotiate, enter into or implement the Chapter 11 Cases, the formulation, preparation, solicitation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan or any contract, instrument, release, or other agreement or document created or entered into in connection with or pursuant to the Disclosure Statement or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the administration and implementation of the Plan, or the distribution of property under the Plan.

39.                               “Exculpated Party” means each of the following in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Non-Debtor Guarantors; (d) the Trustee; (e) the Existing Equityholders; and (f) with respect to each of the foregoing Entities in clauses (a) through (e) such Entity’s predecessors, successors and assigns and current and former Affiliates, subsidiaries, officers, directors, members, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals.

40.                               “Existing Equityholders” means, collectively, the existing Holders of Interests in Maxcom who pay the Shareholder Contribution Amount.

41.                               “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

42.                               “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction entered on the docket of such court that has not been reversed, vacated, stayed, modified, or amended, and as to which the time to appeal, petition for certiorari, seek to review or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or review or other proceedings for reargument or rehearing shall then be pending, or as to which any right to appeal, petition for certiorari or review, reargue or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Reorganized Debtors, or, in the event that an appeal, writ of certiorari or reargument or rehearing thereof has been sought, such order of the Bankruptcy Court shall have been determined by the highest court to which such order was appealed, or certiorari or review, reargument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari or review or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed with respect to such order shall not preclude such order from being a Final Order.

43.                               “General Unsecured Claim” means any Claim against a Debtor other than an Administrative Claim, a Professional Claim, a Senior Secured Notes Claim, an Other Secured Claim, a Priority Tax Claim, an Other Priority Claim or an Intercompany Claim.

44.                               “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

45.                               “Holder” means an entity holding a Claim or Interest.

46.                               “Impaired” means a Class of Claims or Interests that is impaired within the meaning of section 1124 of the Bankruptcy Code.

47.                               “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

48.                               “Intercompany Claim” means any account reflecting intercompany book entries or a Claim by one Debtor against another Debtor or by a Non-Debtor Guarantor against a Debtor.

49.                               “Intercompany Interest” means an Interest in a Debtor held by another Debtor.

50.                               “Interest” means any membership, stock or other equity ownership interest in a Debtor and all dividends and distributions with respect to such membership, stock or other equity ownership interest and all rights, options, warrants (regardless of when exercised), other rights to acquire any membership, stock or other equity ownership interest in a Debtor existing immediately prior to the Effective Date.

51.                               “Junior PIK Notes” means the Peso denominated Junior PIK Notes that Reorganized Maxcom will issue as part of the Senior Notes Distribution in full satisfaction of the Old Notes Claims on the terms set forth in the Description of Junior PIK Notes in an aggregate principal amount of US$100 per US$1,000 of Old Notes.

52.                               “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

53.                               “Mexico” means the United Mexican States.

54.                               “New Board” means, collectively, the initial board of directors or members, as the case may be, of the Reorganized Debtors.

55.                               “New Corporate Governance Documents” means the form of the articles of incorporation and bylaws, or other similar organizational and constituent documents, as may be required under applicable law, for the Reorganized Debtors, and which forms shall be included in the Plan Supplement.

56.                               “Non-Debtor Guarantors” means those certain companies affiliated with the Debtors and which are listed on Exhibit A to the Plan.

57.                               “Old Notes” means those certain Step-Up Senior Notes due 2020, issued by Debtor Maxcom pursuant to the Old Notes Indenture.

58.                               “Old Notes Claim” means any and all Claims of an Old Notes Creditor against the Debtors arising under or in connection with the Old Notes Indenture, the Old Notes, the Collateral Documents and all other financing, security and related documents executed in furtherance of the issuance of the Old Notes, including for the avoidance of doubt, accrued and unpaid interest on the Old Notes up to the Petition Date.

59.                               “Old Notes Creditors” means Holders of the Old Notes.

60.                               “Old Notes Guarantees” means those guarantees provided by the Non-Debtor Guarantors pursuant to which the Non-Debtor Guarantors guaranteed Debtor Maxcom’s obligations under the Old Notes.

61.                               “Old Notes Indenture” means that certain Indenture, by and among Debtor Maxcom, as issuer, the Guarantors (as such term is defined in the Old Notes Indenture), Deutsche Bank Trust Company Americas, as trustee and collateral agent, and Deutsche Bank Luxembourg S.A., as Luxembourg sub-paying agent and transfer agent.

62.                               “Other Priority Claim” means any Claim against the Debtors other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

63.                               “Other Secured Claim” means any Secured Claim against the Debtors other than an Old Notes Claim.

64.                               “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

65.                               “Peso” or “Ps$” means pesos, the legal tender of Mexico.

66.                               “Petition Date” means the date on which the Debtors filed their petition for relief commencing the Chapter 11 Cases.

67.                               “Plan” means this chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time, including the Plan Supplement and all exhibits, supplements, appendices, and schedules.

68.                               “Plan Supplement” means any compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan, which shall be filed by the Debtors no later than five (5) Business Days prior to the date first scheduled for the Confirmation Hearing, or such later date as may be approved by the Bankruptcy Court on notice to parties in interest, and additional documents filed with the Bankruptcy Court prior to the Effective Date as amendments to the Plan Supplement.

69.                               “Priority Tax Claim” means any Claim of a Governmental Unit against the Debtors of the kind specified in sections 502(i) and 507(a)(8) of the Bankruptcy Code, including a Secured Tax Claim.

70.                               “Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, and 331 of the Bankruptcy Code or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

71.                               “Professional Claim” means a Claim by a Professional seeking an award by the Bankruptcy Court of compensation for services rendered or reimbursement of costs, expenses or other charges incurred under sections 330, 331, or 503(b) of the Bankruptcy Code after the Petition Date and prior to and including the Effective Date.

72.                               “Proof of Claim” means a proof of Claim filed against the Debtors in the Chapter 11 Cases.

73.                               “Pro Rata” means the proportion of an Allowed Claim in a particular Class bears to the aggregate amount of all Allowed Claims in that Class.

74.                               “Record Date” means (i) for purposes of making distributions under the Plan on account of Allowed Claims, the Confirmation Date, and (ii) for purposes of casting Ballots on the Plan, June 14, 2019.  Notwithstanding the foregoing, the Record Date in (i) herein shall not apply to publicly held securities, the holders of which shall receive their distribution via a mandatory exchange in accordance with the customary procedures of DTC.

75.                               “Reinstated” means, with respect to Claims and Interests, treated in accordance with section 1124 of the Bankruptcy Code.

76.                               “Released Party” means each of the following: (a) the Debtors; (b) the Non-Debtor Guarantors; (c) the Trustee; (d) the Existing Equityholders; and (e) with respect to each of the foregoing Entities in clauses (a) through (d), such Entity’s successors and assigns, and current and former Affiliates, subsidiaries, officers, directors, members, stockholders, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, solely in their respective capacities as such.

77.                               “Releasing Party” means each of the following: (a) the Holders of Impaired Claims or Interests that (i) affirmatively vote to accept the Plan or (ii) abstain from voting on the Plan; (b) to the fullest extent permissible under applicable law, the Holders of Unimpaired Claims or Interests; (c) the Trustee; and (d) with respect to each of the foregoing Entities in clauses (a) through (c), such Entity’s successors and assigns, and current and former Affiliates, subsidiaries, officers, directors, members, stockholders, partners, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, solely in their respective capacities as such.

78.                               “Reorganized Debtor” means, with respect to any Debtor, any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

79.                               “Reorganized Maxcom” means Maxcom, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date, it being understood that, as of the Effective Date, Reorganized Maxcom shall be a corporation organized under the laws of Mexico.

80.                               “Secured Claim” means a Claim against the Debtors: (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

81.                               “Secured Tax Claim” means any Secured Claim which, absent its secured status, would be entitled to priority in right of payment under section 507(a)(8) of the Bankruptcy Code.

82.                               “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a-77aa, or any similar federal, state or local law.

83.                               “Senior Notes” means the Senior Notes due 2024 that Reorganized Maxcom will issue as part of the Senior Notes Distribution in full satisfaction of the Old Notes Claims on the terms set forth in the Description of Senior Notes in an aggregate principal amount of US$550 per US$1,000 of Old Notes.

84.                               “Senior Notes Collateral Documents” means the collateral documents to be executed in connection with the issuance of the Senior Notes and the execution of the Senior Notes Indenture, including: (a) mortgages on certain assets and properties owned by the Debtors and certain of the Non-Debtor Guarantors such that the Senior Notes will be secured by same collateral securing the Old Notes and (b) guarantees of Reorganized Maxcom’s obligations under the Senior Notes Indenture by certain of the Debtors and Non-Debtor Guarantors, all as provided for in the Senior Notes Indenture.

85.                               “Senior Notes Distribution” means, collectively, the Senior Notes, the Junior PIK Notes, the Cash Payment, Cash in an amount equal to the amount of interest accrued on the Old Notes up to the Effective Date and, for those Old Notes Creditors who validly tender and not withdraw their Old Notes prior to or on the Early Participation Date, the Early Participation Consideration.

86.                               “Senior Notes Indenture” means the indenture governing the Senior Notes, which shall be consistent with the Description of Senior Notes in all respects.

87.                               “Shareholder Contribution Amount” means, subject to the occurrence of the Effective Date, the capital contribution that will be made by one or more Existing Equityholders on or as soon as reasonably practicable after the Effective Date in an amount not to exceed Ps. 300 million.

88.                               “Trustee” means Deutsche Bank Trust Company Americas, in its capacity as trustee and collateral agent under the Old Notes Indenture.

89.                               “Unclaimed Distribution” means any distribution under the Plan on account of an Allowed Claim or Interest to a Holder that has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Reorganized Debtors of an intent to accept a particular distribution; (c) responded to a Debtor’s or Reorganized Debtor’s requests for information necessary to facilitate a particular distribution; or (d) taken any other action necessary to facilitate such distribution.

90.                               “Unimpaired” means, with respect to a Claim, Interest or Class of Claims or Interests, a Claim, Interest or Class of Claims or Interests that is not impaired within the meaning of section 1124 of the Bankruptcy Code.

1.2                               Rules of Interpretation

For purposes of the Plan: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (b) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) unless otherwise specified herein, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

1.3                               Computation of Time

Bankruptcy Rule 9006(a) applies in computing any period of time prescribed or allowed herein.

1.4                               Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, lease, instrument, release, indenture, or other agreement or document entered into expressly in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without giving effect to conflict of laws principles.

1.5                               Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, Professional Claims and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in ARTICLE III.

2.1                               Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim either: (a) on the Effective Date, or as soon as reasonably practicable thereafter; (b) if the Administrative Claim is not Allowed as of the Effective Date, no later than 30 days after the date on which an order allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; or (c) if the Allowed Administrative Claim is based on liabilities incurred by the Debtor in the ordinary course of its business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claims.

2.2                               Professional Claims

All requests for payment of Professional Claims for services rendered and reimbursement of expenses incurred prior to the Effective Date must be filed no later than 45 days after the Effective Date.  The Bankruptcy Court shall determine the Allowed amounts of such Professional Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code.  The Reorganized Debtors shall pay Professional Claims in Cash in the amount the Bankruptcy Court allows.  From and after the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Reorganized Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

2.3                               Priority Tax Claims

Each Holder of an Allowed Priority Tax Claim due and payable on or before the Effective Date shall receive in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Priority Tax Claim: (a) the treatment provided by section 1129(a)(9)(C) of the Bankruptcy Code; (b) a Cash payment on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim, equal to the amount of such Allowed Priority Tax Claim; or (c) such other less favorable treatment as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtors.  If payment is made in accordance with section 1129(a)(9)(C), installment payments shall be made quarterly and interest shall accrue in accordance with 26 U.S.C. § 6621.  On the Effective Date, Liens securing such Allowed Secured Tax Claim shall be deemed released, terminated and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Person.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim may be paid in full in Cash in accordance with the terms of any agreement between the Debtors and the Holder of such Claim, or as may be due and payable under applicable non-bankruptcy law, or in the ordinary course of business.

2.4                               Other Priority Claims

Each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Other Priority Claim: (a) the treatment provided by section 1129(a)(9) of the Bankruptcy Code; (b) a Cash payment on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, equal to the amount of such Allowed Other Priority Claim; or (c) such other less favorable treatment as may be agreed upon between the Holder of such Allowed Priority Tax Claim and the Debtors.

2.5                               Payment of Statutory Fees

Notwithstanding anything to the contrary contained herein, on the Effective Date, the Debtors shall pay, in full in Cash, any fees due and owing to the U.S. Trustee at the time of Confirmation.  On and after the Effective Date, Reorganized Maxcom shall pay the applicable U.S. Trustee fees for each of the Reorganized Debtors until the entry of a Final Decree in each such Debtor’s Chapter 11 Case or until each such Chapter 11 Case is converted or dismissed.

2.6                               Trustee Expenses

On the Effective Date, Reorganized Maxcom shall pay all reasonable, documented, and unpaid fees, expenses and out-of-pocket costs (including the reasonable and documented fees and expenses of counsel to the Trustee) incurred by the Trustee through the Effective Date in connection with making distributions pursuant to the Plan, if any, except any such fees, costs and expenses as may be attributable to the Trustee’s gross negligence or willful misconduct.

ARTICLE III

CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND
INTERESTS

Except for the Claims addressed in ARTICLE II, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code.  A Claim or Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes.  A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.  For the avoidance of doubt, Secured Tax Claims are being addressed under Section 2.3 of the Plan.

3.1                               Classification of Claims and Interests

Claims against and Interests in the Debtors are divided into the following lettered Classes:

Letter	Class
Class A	Class A consists of the Old Notes Claims.
Class B	Class B consists of all Other Secured Claims.
Class C	Class C consists of all General Unsecured Claims.
Class D	Class D consists of all Intercompany Claims.
Class E	Class E consists of all Interests.

3.2                               Treatment of Classes of Claims and Interests

The following chart designates the Class of Claims against and Interests in the Debtors and specifies which of those Classes are (a) Impaired or Unimpaired by the Plan, (b) entitled to vote to accept or reject the Plan in accordance with section 1126 of the Bankruptcy Code and (c) deemed to accept or reject the Plan.  The Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Section 3.4 of the Plan.

Class	Claim or Interest	Status	Voting Rights
A	Old Notes Claims	Impaired	Entitled To Vote
B	Other Secured Claims	Unimpaired	Deemed To Accept; Not Entitled To Vote
C	General Unsecured Claims	Unimpaired	Deemed to Accept; Not Entitled to Vote
D	Intercompany Claims	Unimpaired	Deemed To Accept; Not Entitled to Vote
E	Interests	Unimpaired	Deemed To Accept; Not Entitled To Vote

Except to the extent that a Holder of an Allowed Claim against or Interest in the Debtors as applicable, agrees to a less favorable treatment, such Holder shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Interest.  Unless otherwise indicated, the Holder of an Allowed Claim or Interest, as applicable, shall receive such treatment on the Effective Date, or as soon as reasonably practicable thereafter:

Class A (Old Notes Claims) NOTE: NEED TO DETERMINE WHAT WE ARE DOING WITH REGARDS TO ACCRUED AND UNPAID INTEREST

(1)         Classification: Class A consists of the Old Notes Claims against each of the Debtors.

(2)         Allowance: On the Effective Date, the Old Notes Claims shall be Allowed in the principal amount of US$103,338,674 plus interest accrued up to the Effective Date, and shall not be subject to avoidance, subordination, setoff, offset, deduction, objection, challenge, recharacterization, surcharge under section 506(c) of the Bankruptcy Code or any other claim or defense.

(3)         Treatment: In full and final satisfaction, settlement, release, and discharge of and exchange for each Allowed Old Notes Claim, each Holder of an Allowed Old Notes Claim shall receive its Pro Rata share of (i) Senior Notes, (ii) Junior PIK Notes, (iii) the Cash Payment and (iv) Cash in an amount equal to the amount of interest accrued on the Old Notes up to the Effective Date.  In addition, subject to the occurrence of the Effective Date, each Holder of an Allowed Old Notes Claim who validly tendered and did not withdraw its Old Notes in the Exchange Offer prior to or on the Early Participation Date shall receive the Early Participation Consideration.  For the avoidance of doubt, only Holders of Old Notes as of the June 14, 2019 Record Date who were eligible to participate in the Exchange Offer and who validly tendered and did not withdraw its Old Notes in the Exchange Offer prior to or on the Early Participation Date shall be eligible to receive the Early Participation Consideration.

(4)         Voting: Class A is Impaired.  Holders of Old Notes Claims are entitled to vote to accept or reject the Plan.

Class B (Other Secured Claims)

(1)         Classification: Class B consists of all Allowed Other Secured Claims against the Debtors.

(2)         Treatment: Each holder of an Allowed Other Secured Claim shall, at the election of the Reorganized Debtors, (i) have the legal, equitable and contractual rights of such Holder Reinstated, or (ii) receive, at the option of the Debtors, (A) Cash in an amount equal to such Allowed Other Secured Claim or (B) such other treatment as renders its Allowed Other Secured Claim Unimpaired.

(3)         Voting: Class B is Unimpaired.  Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

Class C (General Unsecured Claims)

(1)         Classification:  Class C consists of all Allowed General Unsecured Claims against the Debtors.

(2)         Treatment:  Holders of Allowed Unsecured Claims shall receive Cash in an amount equal to such Allowed General Unsecured Claims on the later of the Effective Date or in the ordinary course of business of the Debtors in accordance with the terms of the particular transaction giving rise to such Allowed General Unsecured Claim.

(3)         Voting:  Class C is unimpaired.  Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

Class D (Intercompany Claims)

(1)         Classification: Class D consists of all Allowed Intercompany Claims against the Debtors.

(2)         Treatment: Each Allowed Intercompany Claim will remain Unimpaired.

(3)         Voting: Class D is Unimpaired.  Holders of Allowed Intercompany Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

Class E (Interests)

(1)         Classification: Class E consists of all Allowed Interests in the Debtors, including without limitation, Intercompany Interests.

(2)         Treatment: Subject to the Shareholder Contribution Amount, on the Effective Date, the Allowed Interests in the Debtors shall all be Reinstated.

(3)         Voting: Class E is Unimpaired.  Holders of Allowed Interests in the Debtors are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code.  Holders of Allowed Interests are not entitled to vote to accept or reject the Plan.

3.3                               Special Provision Governing Unimpaired Claims

Nothing under the Plan shall affect the Debtors’ rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

3.4                               Elimination of Vacant Classes

Any Class of Claims or Interests that (a) does not have a Holder of an Allowed Claim or a Claim temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing or (b) is entitled to vote on the Plan but with respect to which no Ballots are cast or no Ballots are deemed to be cast, shall be deemed eliminated from the Plan for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

ARTICLE IV

PROVISIONS FOR IMPLEMENTATION OF THE PLAN

4.1                               General Settlement of Claims

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, on the Effective Date, the provisions of the Plan shall constitute a good-faith compromise and settlement of all Claims and Interests.

4.2                               Subordination

The allowance, classification, and treatment of all Claims and Interests under the Plan shall conform to and with the respective contractual, legal, and equitable subordination rights of such Claims and Interests, and the Plan shall recognize and implement any such rights.  Pursuant to section 510 of the Bankruptcy Code, except where otherwise provided herein, the Debtors reserve the right to re-classify any Allowed Claim or Interest in accordance with any contractual, legal, or equitable subordination relating thereto.  For the avoidance of doubt, no Claim in Class A shall be subject to subordination.

4.3                               Sources of Cash for Plan Distributions

All Cash consideration necessary for the Reorganized Debtors to make payments or distributions pursuant to this Plan shall be obtained from Cash of the Reorganized Debtors.  Further, the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable them to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

4.4                               Issuance of the Senior Notes and Junior PIK Notes

On and after the Effective Date, Reorganized Maxcom is authorized to issue, execute, deliver or otherwise bring into effect, as the case may be, to or for the benefit of the Holders of Allowed Old Notes Claims, the Senior Notes and the Junior PIK Notes and any other instruments, certificates, and other documents or agreements required to be issued, executed or delivered pursuant to the Plan, and take any other necessary actions in connection with the foregoing, in each case without need for further notice to or order of the Bankruptcy Court, act, or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity.  The issuance of the Senior Notes and Junior PIK Notes shall be exempt from registration under section 1145 of the Bankruptcy Code and, to the extent applicable, under applicable securities laws.  All documents, agreements and instruments entered into and delivered on or as of the Effective Date contemplated by or in furtherance of this Plan shall become effective and binding in accordance with their respective terms and conditions upon the parties thereto, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization, or approval of any Entity (other than as expressly required by such applicable agreement).  On the Effective Date, the guarantees, pledges, liens and other security interests granted pursuant to the Senior Notes Indenture and the Senior Notes Collateral Documents have been and are granted in good faith as an inducement to the holders of the Old Notes Claims to agree to the treatment afforded to them under the Plan and shall not be deemed to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of such liens and security interests shall be as set forth in the Senior Notes Indenture and Senior Notes Collateral Documents.

4.5                               Vesting of Assets in the Reorganized Debtors

Except as otherwise provided herein, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in the Estate and all Causes of Action, shall vest in the Reorganized Debtors, free and clear of all Liens, Claims, charges, or other encumbrances.  On and after the Effective Date, except as otherwise provided in the Plan or any other agreement or document related thereto or entered into in connection therewith, the Reorganized Debtors may operate their businesses and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

4.6                               Discharge from Old Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in this Plan: (1) the Mortgage, the Old Notes Indenture, the Old Notes Guarantees, the Subsidiary Guarantee, the Intercompany Trust Agreement, the Intercompany Subordination Agreement, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except such certificates, mortgages, notes, or other instruments or documents evidencing indebtedness or obligations of or ownership interest in the Debtors that are specifically Reinstated or otherwise not Impaired under the Plan) shall be deemed cancelled, discharged, released and extinguished, and neither the Debtors nor the Non-Debtor Guarantors shall have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors (except such agreements, certificates, mortgages, notes, or other instruments evidencing indebtedness or obligations of or ownership interests in the Debtors that are specifically Reinstated or otherwise not Impaired under the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any such indenture or agreement that governs the rights of the Holder of a Claim shall continue in effect solely for purposes of enabling Holders of Allowed Claims to receive distributions under the Plan as provided herein; provided further, however, that the preceding proviso shall not affect the discharge of Claims or Interests pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan.  Notwithstanding the foregoing and solely for the purpose set forth in this sentence, the following rights of the Trustee shall remain in effect after the Effective Date: (1) rights to payment of fees, expenses and indemnification obligations, including from property distributed hereunder to the Trustee, whether pursuant to the exercise of a charging lien or otherwise, (2) rights relating to distributions made to Holders of Allowed Old Notes Claims by the Trustee from any source, including distributions hereunder, (3) rights relating to representation of the interests of the Holders of Old Notes Claims by the Trustee in the Chapter 11 Cases to the extent not discharged or released hereunder or any order of the Bankruptcy Court, and (4) rights relating to participation by the Trustee in any proceedings related to the Plan.  On and after the Effective Date, all duties and responsibilities of the Trustee shall be discharged unless otherwise specifically set forth in or provided for under the Plan.

4.7                               Restructuring Transactions

On the Effective Date, or as soon as reasonably practicable thereafter, the Reorganized Debtors may take all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by or necessary to effectuate the Plan, including:  (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution, or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable law and any other terms to which the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable law; and (4) all other actions that the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law.

4.8                               Corporate Action

The Debtors or the Reorganized Debtors, as applicable, are authorized to take all further corporate actions necessary to effectuate the Plan and authorize each of the matters provided for by the Plan involving the corporate structure of the Debtors or corporate or related actions to be taken by or required of the Reorganized Debtors, whether taken prior to or as of the Effective Date.

4.9                               New Corporate Governance Documents

Solely to the extent required by applicable non-bankruptcy law, on or immediately before the Effective Date, the Reorganized Debtors will file their New Corporate Governance Documents with the applicable Secretaries of State and/or other applicable authorities in their respective states, provinces, or countries of incorporation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation.  The New Corporate Governance Documents will be consistent with the provisions of the Plan and the Bankruptcy Code.  After the Effective Date, the Reorganized Debtors may amend and restate their New Corporate Governance Documents as permitted by the laws of their respective jurisdiction of formation and their respective New Corporate Governance Documents.

4.10                        Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers and/or members of the board of directors thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

4.11                        Section 1146(a) Exemption

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property under the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment.

4.12                        Managers, Directors and Officers

Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, and except as may otherwise be disclosed in the Disclosure Statement, as of the Effective Date, the directors and officers who are identified in the Plan Supplement shall serve as the initial board of directors and officers of the Reorganized Debtors.  Pursuant to section 1129(a)(5), the Debtors will disclose in the Plan Supplement, on or prior to the Confirmation Date, the identity and affiliations of any Person proposed to serve on the Reorganized Debtors’ boards of directors and, to the extent such Person is an Insider, the nature of any compensation for such Person.  After the Effective Date, the corporate governance and management of the Reorganized Debtors shall be determined by the applicable board of managers or board of directors in accordance with the laws of the applicable state or county of organization.

4.13                        Preservation of Rights of Action

Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or by a Final Order, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors will not pursue any and all available Causes of Action against them.  The Debtors and the Reorganized Debtors expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action, for later adjudication, and, therefore no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel, judicial, equitable, or otherwise, or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.  From and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, shall have the exclusive right, authority and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw or litigate to judgment any Cause of Action and to decline to do any of the foregoing without further notice to or action, order or approval of the Bankruptcy Court.

Notwithstanding any provision in the Plan or any Order entered in the Chapter 11 Cases, the Debtors and Reorganized Debtors forever waive, relinquish, and release any and all Causes of Action the Debtors and their estates had, have, or may have that arise under sections 544, 547, 548 and 549 of the Bankruptcy Code against any Entity that is being rendered Unimpaired under the Plan and any Entity, including Professionals, with whom the Debtor is conducting and will continue to conduct business on and after the Effective Date.

4.14                        Directors and Officers Insurance Policies

Notwithstanding anything in the Plan to the contrary, the Reorganized Debtors shall be deemed to have assumed all of their D&O Insurance Policies pursuant to section 365(a) of the Bankruptcy Code effective as of the Effective Date. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired D&O Insurance Policies. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Insurance Policies, and each such indemnity obligation will be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no Proof of Claim need be filed.  In addition, after the Effective Date, the Reorganized Debtors shall not terminate or otherwise reduce the coverage under any D&O Insurance Policy (including any “tail policy”) in effect on the Petition Date, with respect to conduct occurring prior thereto, and all directors and officers of the Debtors who served in such capacity at any time prior to the Effective Date shall be entitled to the full benefits of any such policy for the full term of such policy regardless of whether such directors and officers remain in such positions after the Effective Date.

4.15                        Indemnification Provisions in Organizational Documents

On and from the Effective Date, and except as prohibited by applicable non-bankruptcy law, the Reorganized Debtors shall assume or reinstate, as applicable, all indemnification obligations in place as of the Effective Date (whether in by- laws, certificates of incorporation, board resolutions, contracts, or otherwise) for the current and former directors, members, officers, managers, employees, attorneys, other professionals and agents of the Debtors; provided, however, such indemnification obligations shall not apply with respect to any act or omission constituting gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction, except to the extent of available insurance.

4.16                        Reinstatement of Equity Interests

On the Effective Date, all equity interests in each Debtor, including Intercompany Interests, shall be deemed reinstated without any additional act on the part of such Debtor or such Reorganized Debtor.

4.17                        Exemption from Registration Requirements

The offering, issuance, and distribution of any Securities, including the Senior Notes and Junior PIK Notes pursuant to the Plan shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act pursuant to section 1145 of the Bankruptcy Code, Regulation S of the Securities Act, or any other available exemption from registration under the Securities Act, as applicable. To the extent that the issuance of the Senior Notes and the Junior PIK Notes is covered by section 1145 of the Bankruptcy Code, except as otherwise provided in the Plan or the governing certificates or instruments, the Senior Notes and the Junior PIK Notes issued under the Plan will be freely tradable under the Securities Act by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with any applicable state or foreign securities laws, if any, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such Securities or instruments, including any such restrictions any agreement governing the Senior Notes and the Junior PIK Notes; (b) the restrictions, if any, on the transferability of such securities and instruments; and (c) any other applicable regulatory approval.

ARTICLE V

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

5.1                               Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein or in any contract, instrument, release, indenture, or other agreement entered into in connection with the Plan, Executory Contracts and Unexpired Leases shall be deemed assumed as of the Effective Date, unless such Executory Contract or Unexpired Lease (1) was assumed or rejected previously by the Debtors, (2) previously expired or terminated pursuant to its own terms; or (3) is the subject of a motion to reject filed on or before the Effective Date, if any.  Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the assumption of such Executory Contracts or Unexpired Leases as set forth in the Plan, pursuant to sections 365(a) and 1123 of the Bankruptcy Code.  Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to the Plan are effective as of the Effective Date.  Each Executory Contract or Unexpired Lease assumed pursuant to the Plan or by a Bankruptcy Court order shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms notwithstanding any provision in such assumed Executory Contract or Unexpired Lease that prohibits, restricts or conditions such assumption, assignment or transfer.  Any provision in the assumed Executory Contracts and Unexpired Leases that purports to declare a breach or default based in whole or in part on the commencement or continuance of these Chapter 11 Cases or any successor cases is hereby deemed unenforceable.

5.2                               Claims Based on Rejection of Executory Contracts or Unexpired Leases

Claims arising from the rejection of any Executory Contract or Unexpired Lease shall be classified as a General Unsecured Claim and shall be treated in accordance with Article III, as applicable.

5.3                               Cure of Defaults for Executory Contracts and Unexpired Leases Assumed.

Claims or defaults arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of assumption of the applicable assumed Executory Contract or Unexpired Lease are to be paid in full in the ordinary course by the applicable Debtor or Reorganized Debtor, as applicable, subject to the rights of the Debtors or Reorganized Debtors, as applicable, to assert or apply, as applicable, any defenses, setoffs, credits, or discounts available under the applicable assumed Executory Contract or Unexpired Lease or under applicable non-bankruptcy law, and, for the avoidance of doubt, such Claims or defaults shall not be released, expunged, discharged, or enjoined by the Plan or the Confirmation Order and there shall be no need or requirement for the counterparty to such Executory Contract or Unexpired Lease to file an Administrative Claim for such Claim or default.  Nothing in the Plan releases or discharges the applicable Debtor or Reorganized Debtor from (1) obligations to fully satisfy Cure Claims on the Effective Date, or to the extent a dispute exists regarding the Cure Claim, upon entry of a Final Order resolving the dispute or upon mutual agreement between the applicable Debtor or Reorganized Debtor and the applicable counterparty, or (2) Claims, defaults or obligations arising or becoming due under any assumed Executory Contract or Unexpired Lease after the effective date of such assumption of the applicable assumed Executory Contract or Unexpired Lease pursuant to the terms thereof.

In the event of a dispute regarding (1) the amount of any payment to cure such a default, (2) the ability of the applicable Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payment, if any, required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption.

The assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before the date the applicable Debtor or Reorganized Debtor assume such Executory Contract or Unexpired Lease.  Any Proofs of Claim filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

5.4                               Insurance Policies

All of the Debtors’ insurance policies and any agreements, documents, or instruments relating thereto, including the D&O Insurance Policies, shall be treated as and deemed to be Executory Contracts under the Plan.  As of the Effective Date, the Debtors shall be deemed to have assumed all insurance policies and any agreements, documents, and instruments related thereto.

5.5                               Indemnification Provisions

As of the Effective Date, the Debtors and Reorganized Debtors, as applicable, shall be deemed to have assumed all of the Indemnification Provisions in place on or before the Effective Date for Claims related to or in connection with any actions, omissions, or transactions occurring before the Effective Date.  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the Indemnification Provisions.  Notwithstanding anything to the contrary contained herein, (1) Confirmation shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the Indemnification Provisions, (2) each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan and as to which no Proof of Claim need be filed, and (3) as of the Effective Date, the Indemnification Provisions shall be binding and enforceable against the Reorganized Debtors.

5.6                               Benefit Programs

As of the Effective Date, all employee compensation and benefit programs of the Debtors, including programs subject to section 1114 and 1129(a)(13) of the Bankruptcy Code, if any, entered into before or after the Petition Date and not since terminated, shall be deemed to be, and shall be treated as though they are, Executory Contracts that are assumed under the Article VI, but only to the extent that rights under such programs are held by the Debtors or Persons who are employees of the Debtors as of the Confirmation Date; provided, however, that nothing herein shall extend or otherwise modify the duration of any such program or prohibit the Debtors or the

Reorganized Debtors from modifying the terms and conditions of any such program or benefits as otherwise permitted by such program and applicable nonbankrutpcy law.

5.7                               Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided for in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests.  Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

5.8                               Reservation of Rights

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of such assumption or rejection, the Debtors or Reorganized Debtors, as applicable, shall have 28 calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by assuming or rejecting such contract or lease.

5.9                               Nonoccurrence of the Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code.

5.10                        Contracts and Leases Entered into After the Petition Date

Contracts and leases entered into after the Petition by any Debtor will be performed by such Debtor or Reorganized Debtor liable thereunder in the ordinary course of such Debtor’s business.  Accordingly, such contracts and leases will survive and remain unaffected by entry of the Confirmation Order.

ARTICLE VI

PROVISIONS GOVERNING DISTRIBUTIONS

6.1                               Distributions on Account of Claims Allowed as of the Effective Date

Except as otherwise provided in the Plan, a Final Order, or as otherwise agreed to by the Debtors or the Reorganized Debtors (as the case may be) and the Holder of the applicable Allowed Claim, on the Distribution Date, the Reorganized Debtors shall make initial distributions under the Plan on account of Claims Allowed on or before the Effective Date, subject to the Debtors’ and Reorganized Debtors’ right to object to Claims; provided, however, that (1) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases prior to the Effective Date shall be paid or performed in the ordinary course of business in accordance with the terms and conditions of any controlling agreements, course of dealing, course of business, or industry practice and (2) Allowed Priority Tax Claims shall be paid in accordance with Section 2.3.  To the extent any Allowed Priority Tax Claim is not due and owing on the Effective Date, such Claim may be paid in full in Cash in accordance with the terms of any agreement between the particular Debtor or the Reorganized Debtor (as the case may be) and the Holder of such Claim or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

6.2                               Special Rules for Distributions to Holders of Disputed Claims

Notwithstanding any provision to the contrary in the Plan and except as otherwise agreed by the relevant parties: (1) no partial payments and no partial distributions shall be made with respect to a Disputed Claim until all such disputes in connection with such Disputed Claim have been resolved by settlement or Final Order and (2) any Entity that holds both an Allowed Claim and a Disputed Claim shall not receive any distribution on the Allowed Claim unless and until all objections to the Disputed Claim have been resolved by settlement or Final Order or the Claim has been Allowed or expunged.  Any dividends or other distributions arising from property distributed to Holders of Allowed Claims in a Class and paid to such Holders under the Plan shall be paid also, in the applicable amounts, to any Holder of a Disputed Claim, as applicable, in such Class that becomes an Allowed Claim after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims in such Class.

6.3                               Disbursing Agent

Except as otherwise provided in the Plan, all distributions under the Plan shall be made by the Disbursing Agent on or as soon as practicable after the Effective Date.  To the extent the Disbursing Agent are the Reorganized Debtors, the Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

The Disbursing Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement, the provisions hereof.

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and out-of-pocket expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable compensation and out-of-pocket expense reimbursement claims (including reasonable attorney fees and expenses) made by the Disbursing Agent may be paid in Cash by the Reorganized Debtors.

6.4                               Distributions on Account of Old Notes Claims

On or as soon as is reasonably practicable after the Effective Date, the Reorganized Debtors or the Disbursing Agent shall distribute the Senior Notes Distribution in accordance with the terms of this Article VI and the Plan Supplement. Instructions on how holders of Old Notes will receive their pro rata share of the Senior Notes Distribution will be provided in the Plan Supplement.  As a condition to receiving its pro rata share of the Senior Notes Distribution, the Debtors or the Reorganized Debtors may require an Old Notes Creditor to surrender its Old Notes by completing the procedures to be described in the Plan Supplement.  The method for issuance of the Senior Notes and Junior PIK Notes will be described in greater detail in the Plan Supplement.

Holders of Old Notes who do not fulfill the requirements noted above and in the Plan Supplement for the receipt of their pro rata share of the Senior Notes Distribution within one hundred and eighty (180) days after the Effective Date shall forfeit their entitlement to a distribution under the Plan, shall not participate in any distribution under the Plan, and shall have their Claims on account of the Old Notes and Collateral Documents discharged.  Any property in respect of such forfeited Old Notes Claims would revert to Reorganized Maxcom.

6.5                               Delivery of Distributions and Undeliverable or Unclaimed Distributions

(a)                                 Delivery of Distributions

Except as otherwise provided in the Plan (including in Section 6.4 above), distributions to Holders of Allowed Claims shall be made to Holders of record as of the Record Date by the Reorganized Debtors or the Disbursing Agent, as appropriate: (a) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Disbursing Agent, as appropriate or (b) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf.  The Debtors shall have no obligation to recognize any transfer of Claims or Interests occurring on or after the Record Date; provided, however, that distributions on account of the Old Notes Claims shall be made in accordance with Section 6.4 above.  Subject to this Article VI, distributions under the Plan on account of Allowed Claims shall not be subject to levy, garnishment, attachment, or like legal process, so that each Holder of an Allowed Claim shall have and receive the benefit of the distributions in the manner set forth in the Plan.  The Debtors, the Reorganized Debtors, and the Disbursing Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan except for fraud, gross negligence, or willful misconduct.

(b)                                 Minimum; De Minimis Distributions.

Notwithstanding anything to the contrary contained in the Plan, the Disbursing Agent shall not be required to distribute Cash or other property to the Holder of any Allowed Claim or Allowed Interest if the amount of Cash or other property to be distributed on account of such Allowed Claim or Allowed Interest is less than $50.  Any Holder of an Allowed Claim or Allowed Interest on account of which the amount of Cash or other property to be distributed is less than such amount shall have such Claim or Interest, as applicable, discharged and shall be forever barred from asserting such Claim or Interest against the Debtors, the Reorganized Debtors, or their respective property.  Any Cash or other property not distributed pursuant to this provision shall be the property of Reorganized Maxcom.

(c)                                  Fractional Senior Notes and Junior PIK Notes or Amounts Less than Integral Multiples

The Senior Notes will be issued in minimum denominations of US$1,000 and integral multiples of $1 in excess thereof.  The Junior PIK Notes will be issued in minimum denominations of Ps 20,000 and integral multiples  of Ps. 20 in excess thereof.  Notwithstanding any other provision in the Plan to the contrary, no fractional amounts of Senior Notes or Junior PIK Notes shall be issued or distributed pursuant to the Plan.  Whenever any distribution under the Plan would yield a distribution of Senior Notes or Junior PIK Notes below the integral requirement, the actual distribution shall reflect a rounding of such amount down to the nearest $1 in the case of Senior Notes and down to the nearest Ps. 20 in the case of Junior PIK Notes.  Upon the allocation of all of the whole Senior Notes and Junior PIK Notes authorized under the Plan, all remaining portions of the entitlements shall be canceled and shall be of no further force and effect.  For distribution and rounding purposes, DTC will be considered a single holder.

(d)                                 Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors or the Disbursing Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors or the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances.  All Persons holding Claims shall be required to provide any information necessary to effect information reporting and the withholding of such taxes.  Notwithstanding any other provision of this Plan to the contrary, (a) each Holder of an Allowed Claim shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution, and (b) no distribution shall be made to or on behalf of such Holder pursuant to the Plan unless and until such Holder has made arrangements satisfactory to the Reorganized Debtors for the payment and satisfaction of such tax obligations.

(e)                                  Cash Payments

Except as otherwise set forth in this Section 6.5(e), distributions of Cash under the Plan shall be made by the Reorganized Debtors or the Disbursing Agent on behalf of the Debtors in U.S. dollars.  At the option of the Disbursing Agent, any Cash payment to be made hereunder may be made by check or wire transfer or as otherwise required or provided in applicable agreements.  Cash payments to creditors outside of the United States of America may be made, at the option of the Reorganized Debtors or the Disbursing Agent, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction.

(f)                                   Undeliverable and Unclaimed Distributions

(1)                                                                                 Undeliverable Distributions.  If any distribution to a Holder of an Allowed Claim is returned to the Reorganized Debtors or the Disbursing Agent as undeliverable or is otherwise unclaimed, no further distributions shall be made to such Holder unless and until the Reorganized Debtors or the Disbursing Agent are notified in writing of such Holder’s then-current address or other necessary information for delivery.  Subject to the succeeding sentence, the Reorganized Debtors or their duly appointed disbursing agent shall retain undeliverable distributions until such time as a distribution becomes deliverable.  Each Holder of an Allowed Claim whose distribution remains (i) undeliverable for one hundred and eighty (180) days after the distribution is returned as undeliverable or (ii) otherwise has not been deposited, endorsed or negotiated within one hundred and eighty (180) days of the date of issuance shall have no claim to or interest in such distribution and shall be forever barred from receiving any distribution under the Plan.  Nothing contained in this Plan shall require the Debtors, the Reorganized Debtors or the Disbursing Agent to attempt to locate any Holder of an Allowed Claim.

(2)                                                                                 Reversion.  Any distribution under the Plan that is an Unclaimed Distribution for a period of one hundred and eighty (180) days after distribution shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and such Unclaimed Distribution shall revest in Reorganized Maxcom.  Upon such revesting, the Claim or Interest of any Holder or its successors with respect to such property shall be cancelled, discharged, and forever barred notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws, or any provisions in any document governing the distribution that is an Unclaimed Distribution, to the contrary.

6.6                               Setoffs

Except as otherwise expressly provided herein, the Reorganized Debtors, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any Claims, rights, and Causes of Action of any nature that the Debtors or Reorganized Debtors, as applicable, may hold against the Holder of such Allowed Claim, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by the Reorganized Debtors of any such Claims, rights, and Causes of Action that the Reorganized Debtors may possess against such Holder.  In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or Reorganized Debtors, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date, and notwithstanding any indication in any Proof of Claim or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to section 553 or otherwise.  For the avoidance of doubt, no Claim in Class A shall be subject to setoff.

6.7                               Allocation Between Principal and Accrued Interest

Except as otherwise provided in the Plan and to the extent permitted by applicable law, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan for income tax purposes as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest accrued through and including the Effective Date.

ARTICLE VII

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

7.1                               Disputed Claims

In the event that the Debtors dispute a Claim, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this ARTICLE VII.  Except as otherwise provided herein, all Proofs of Claim filed after the Effective Date shall be expunged without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court.  On and after the Effective Date, the Reorganized Debtor may settle any Claims for which a Proof of Claim has been filed or for which a Proof of Claim has not been filed, without further notice to or approval of the Bankruptcy Court, the Claims and Solicitation Agent, or any other party.

7.2                               Resolution of Disputed Claims

Except insofar as a Claim is Allowed under the Plan, the Debtors or the Reorganized Debtors, as applicable, shall be entitled to object to the Claim.  Any objections to Claims shall be served and filed on or before the 120th day after the Effective Date or by such later date as ordered by the Bankruptcy Court.  Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Holder thereof if service is effected in any of the following manners: (a) in accordance with Rule 4 of the Federal Rules of Civil Procedure, as modified and made applicable by Bankruptcy Rule 7004; or (b) by first class mail, postage prepaid, on any counsel that has appeared on the Holder’s behalf in the Chapter 11 Cases.  The Debtors and the Reorganized Debtors shall be authorized to, and shall resolve all Disputed Claims or Interests by withdrawing or settling such objections thereto, or by litigating to Final Order in the Bankruptcy Court the validity, nature and/or amount thereof.  All Claims not objected to by the end of such 120-day period shall be deemed Allowed unless such period is extended upon approval of the Bankruptcy Court.  For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, the Reorganized Debtors shall have and retain any and all rights and defenses the Debtors had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Section 4.13.

7.3                               Estimation of Claims

The Debtors or the Reorganized Debtors, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated in accordance with section 502(c) of the Bankruptcy Code for any reason, regardless of whether any Entity previously has objected to such Claim or Interest or whether the Bankruptcy Court has ruled on any such objection.  If the Bankruptcy Court estimates any contingent or unliquidated Claim or Interest, the estimated amount shall constitute a maximum limitation on such Claim or Interest for all purposes under the Plan (including for purposes of distributions), and the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim or Interest.

7.4                               No Interest

Unless otherwise expressly provided in the Plan or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

7.5                               No Distributions Pending Allowance

Notwithstanding any other provision of this Plan to the contrary, no payments or distributions of any kind or nature shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order and the Disputed Claim has become an Allowed Claim.  Distributions on account of Disputed Claims that become Allowed Claims shall be made pursuant to Section 6.2.

7.6                               Disallowance of Claims and Interests

All Claims of any Entity from which property is sought by the Debtors under section 542, 543, 550, or 553 of the Bankruptcy Code or that the Debtors or the Reorganized Debtors allege is a transferee of a transfer that is avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be disallowed if: (a) the Entity, on the one hand, and the Debtors or the Reorganized Debtors, on the other hand, agree or the Bankruptcy Court has determined by Final Order that such Entity or transferee is liable to turn over any property or monies under any of the aforementioned sections of the Bankruptcy Code and (b) such Entity or transferee has failed to turn over such property by the date set forth in such agreement or Final Order.

ARTICLE VIII

EFFECT OF CONFIRMATION OF THE PLAN

8.1                               Compromise and Settlement of Claims, Interests, and Controversies

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made on account of such Allowed Claim or Allowed Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests, and is fair, equitable, and reasonable.  In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order, or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

8.2                               Discharge of Claims and Termination of Interests

Except as otherwise provided for herein and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and Interests shall be in exchange for and in complete satisfaction, discharge, and release of all Claims and Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors or any of their assets, property, or Estate; (b) the Plan shall bind all Holders of Claims and Interests, notwithstanding whether any such Holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims and Interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (d) all Entities shall be precluded from asserting against the Debtors, the Debtors’ Estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other Claims or Interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

8.3                               Releases by the Debtors

Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise expressly provided herein, for good and valuable consideration, as of the Effective Date, to the extent permitted by applicable laws, the Released Parties are conclusively, absolutely, unconditionally, irrevocably, and forever deemed released and discharged by each Debtor, each Reorganized Debtor, and each such Debtor’s Estate from any and all actions, Claims, Interests, obligations, rights, suits, damages, Causes of Action, remedies, and liabilities whatsoever, whether far tort, contract, violations of federal or state securities laws and Avoidance Actions, including any derivative Claims, asserted on behalf of each Debtor, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, asserted or that could possibly have been asserted on behalf of each Debtor, that each Debtor, each Reorganized Debtor, or each such Debtor’s Estate, would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Interest or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Old Notes, the Old Notes Indenture, the Old Notes Guarantees, the Subsidiary Guarantee, the Intercompany Trust Agreement, the Intercompany Subordination Agreement, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Disclosure Statement, the Plan, the Plan Supplement, or related agreements, instruments or other documents, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the foregoing provisions of this Section 8.3 shall have no effect on the liability of any of the Released Parties for gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction; provided further that nothing in this Section 8.3 shall release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement, or otherwise given effect under, the Plan, including the Senior Notes and Junior PIK Notes and any other agreement or document related thereto or entered into in connection therewith, as applicable.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.3,  which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.3: (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to the Debtors asserting any Claim or Cause of Action released by this Section 8.3.

8.4                               Releases by the Releasing Parties

As of the Effective Date, to the extent permitted by applicable law, each Releasing Party shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released and discharged the Debtors, the Reorganized Debtors, the Estates, the Released Parties and each such Entity’s successors and assigns, current and former affiliates, subsidiaries, officers, directors, members, principals, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other Professionals, solely in their respective capacities as such, and only if such Persons occupied any such positions at any time on or after the Petition Date, from any and all Claims, Interests, obligations, rights, liabilities, actions, causes of action, choses in action, suits, debts, demands, damages, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including all claims and actions against any Entities under the Bankruptcy Code) whatsoever, whether for tort, contract, violations of federal or state securities laws and Avoidance Actions, including any derivative Claims, asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Entity asserted or that could possibly have been asserted, or would have been legally entitled to assert (whether individually or collectively), based on or in any way relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the Old Notes, the Old Notes Indenture, the Old Notes Guarantees, the Subsidiary Guarantee, the Intercompany Trust Agreement, the Intercompany Subordination Agreement, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between the Debtors and any Releasing Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the negotiation, formulation, solicitation, or preparation of the Disclosure Statement, the Plan, the Plan Supplement, or related agreements, instruments or other documents, based in whole or in part upon any act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date; provided, however, that the foregoing provisions of this Section 8.4 shall have no effect on the liability of any of the Released Parties for gross negligence, willful misconduct, fraud, or criminal conduct as determined by a Final Order entered by a court of competent jurisdiction; provided further that nothing in this Section 8.4 shall release any post-Effective Date obligations of any party under the Plan or any document, instrument, or agreement executed to implement, or otherwise given effect under, the Plan.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the release set forth in this Section 8.4, which includes by reference each of the related provisions and definitions contained herein, and further, shall constitute the Bankruptcy Court’s finding that such release is: (a) important to the Plan; (b) in exchange for the good and valuable consideration provided by the Debtors, the Reorganized Debtors, the Estates and the Released Parties; (b) a good faith settlement and compromise of the Claims released by this Section 8.4; (c) in the best interests of the Debtors and all Holders of Claims and Interests; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; and (f) a bar to any Entity granting a release under this Section 8.4 from asserting any Claim or Cause of Action released by this Section 8.4.

8.5                               Exculpation

No Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim or any obligation, Cause of Action, or liability for any Exculpated Claim; provided, however, that the foregoing “exculpation” shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted fraud, gross negligence, or willful misconduct; provided, further, that in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to, or in connection with, the Plan.  The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation of acceptances and rejections of the Plan and the making of distributions pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable, law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

8.6                               Injunction

Except as otherwise provided herein or for obligations issued pursuant hereto, all Entities that have held, hold, or may hold Claims or Interests that have been released pursuant to Section 8.3 or Section 8.4, discharged pursuant to Section 8.2, or are subject to exculpation pursuant to Section 8.5 are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Released Parties, or the Exculpated Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such Claims or Interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests; (d) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or Estates of such Entities on account of or in connection with or with respect to any such Claims or Interests unless such Holder has filed a motion requesting the right to perform such setoff on or before the Confirmation Date; and (e) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims or Interests released, exculpated, or settled pursuant to the Plan.

8.7                               Protection Against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against the Reorganized Debtors, or any Entity with which the Reorganized Debtors have been or are associated, solely because the Reorganized Debtors were a debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before the Debtors were granted or denied a discharge), or have not paid a debt that is dischargeable in the Chapter 11 Cases.

8.8                               Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

8.9                               Release of Liens

Except as other provided in the Plan or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan, and except with respect to the Liens securing Other Secured Claims or Secured Tax Claims (depending on the treatment of such Claims), all mortgages, deeds of trust, Liens, pledges, or other security interests relating to or arising from the Old Notes shall be fully released and discharged simultaneously with the execution of the Collateral Documents in connection with the execution of the Senior Notes Indenture and issuance of the Senior Notes as contemplated by Section 4.4 hereof, and all of the right, title, and interest of any holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall vest and revert to the Reorganized Maxcom and its successors and assigns once the Senior Notes Collateral Documents are fully executed and the security interests created thereby are valid and perfected.  In addition, the Trustee shall execute and deliver all documents to evidence the release of mortgages, deeds of trust, Liens, pledges, and other security interests related to the Old Notes and shall authorize Reorganized Maxcom to file UCC-3 termination statements or their equivalent (to the extent applicable) with respect thereto.

8.10                        Reimbursement or Contribution

If the Bankruptcy Court disallows a Claim for reimbursement or contribution of an Entity pursuant to section 502(e)(1)(B) of the Bankruptcy Code, then to the extent that such Claim is contingent as of the Effective Date, such Claim shall be forever disallowed notwithstanding section 502(j) of the Bankruptcy Code, unless prior to the Effective Date (a) such Claim has been adjudicated as noncontingent or (b) the relevant Holder of a Claim has filed a noncontingent Proof of Claim on account of such Claim and a Final Order has been entered determining such Claim as no longer contingent.

ARTICLE IX

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

9.1                               Conditions Precedent to the Effective Date.

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Section 9.2 of the Plan:

(a)                                 the Confirmation Order shall have been entered and become a Final Order, and such Final Order shall not have been stayed, modified, or vacated on appeal;

(b)                                 simultaneously with the Effective Date, (i) the Shareholder Contribution Amount, if any, shall have been consummated and (ii) the Early Participation Consideration, if any, shall have been paid to the Reorganized Debtors in accordance with the terms of the Plan;

(c)                                  no Governmental Authority shall have issued any ruling or order enjoining the consummation of the Plan in a way that cannot be reasonably remedied by the Debtors or the Reorganized Debtors;

(d)                                 all necessary consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Debtors to consummate the Plan shall have been duly obtained, made or given and shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the Plan shall have occurred; and

(e)                                  this Plan and all documents and agreements necessary to implement the Plan, including the New Corporate Governance Documents, the Senior Notes Collateral Documents and any other agreement or document related to the foregoing or entered into in connection therewith (including documents effectuating affiliate guaranties or asset pledges), shall have: (i) all conditions precedent to such documents and agreements satisfied or waived pursuant to the terms of such documents or agreements; (ii) been tendered for delivery to the required parties and, to the extent required, filed with and approved by any applicable Governmental Units in accordance with applicable laws; and (iii) been effected or executed.

9.2                               Waiver of Conditions Precedent

The Debtors may amend, modify, supplement or waive any of the conditions to the Effective Date set forth in Section 9.1 at any time without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm or consummate the Plan.

9.3                               Effect of Non-Occurrence of Conditions to Consummation

If prior to Consummation, the Confirmation Order is vacated pursuant to a Final Order, then except as provided in any order of the Bankruptcy Court vacating the Confirmation Order, the Plan will be null and void in all respects, and nothing contained in the Plan or Disclosure Statement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE X

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

10.1                        Modification of Plan

Effective as of the date hereof: (a) the Debtors, in accordance with the Bankruptcy Code and the Bankruptcy Rules, may amend or modify the Plan before the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as applicable, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, remedy any defect or omission, or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan, subject to the limitations set forth herein.

10.2                        Revocation or Withdrawal of Plan

The Debtors reserve the right to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans.  If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then: (a) the Plan will be null and void in all respects; (b) any allowance of a Claim or any other settlement or compromise embodied in the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (c) nothing contained in the Plan shall (1) constitute a waiver or release of any Claims, Interests, or Causes of Action, (2) prejudice in any manner the rights of the Debtors or any other Entity, or (3) constitute an admission, acknowledgement, offer, or undertaking of any sort by the Debtors or any other Entity.

ARTICLE XI

RETENTION OF JURISDICTION

11.1                        Jurisdiction

Pursuant to sections 105(a) and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction over all matters arising in, arising under and/or related to the Chapter 11 Cases and the Plan to the fullest extent permitted by applicable law, including jurisdiction to:

(a)                                 allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

(b)                                 decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

(c)                                  ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(d)                                 adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving the Debtors that may be pending on the Effective Date;

(e)                                  enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan or the Confirmation Order, including contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan, the Plan Supplement or the Disclosure Statement;

(f)                                   issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

(g)                                  hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or Interest for amounts not timely repaid pursuant to Section 6.5(a); (b) with respect to the releases, injunctions, and other provisions contained in ARTICLE VIII, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan or the Confirmation Order, or any Entity’s rights arising from or obligations incurred in connection with the Plan or the Confirmation Order, including those arising under agreements, documents, or instruments executed in connection with the Plan; (d) related to section 1141 of the Bankruptcy Code; or (e) with respect to any Claims arising under or in connection with the Old Notes asserted by any current or former Holder of Old Notes against the Reorganized Debtors and Non-Debtor Guarantors;

(h)                                 enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(i)                                     consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

(j)                                    determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, or the Confirmation Order;

(k)                                 hear and determine matters concerning U.S. state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(l)                                     enter an order or Final Decree concluding or closing the Chapter 11 Cases;

(m)                             adjudicate any and all disputes arising from or relating to distributions under the Plan;

(n)                                 hear and determine all disputes involving the existence, nature, scope, or enforcement of any exculpations, discharges, injunctions, and releases granted in connection with and under the Plan, including under Article VIII;

(o)                                 enforce all orders previously entered by the Bankruptcy Court; and

(p)                                 hear any other matter not inconsistent with the Bankruptcy Code.

ARTICLE XII

MISCELLANEOUS PROVISIONS

12.1                        Additional Documents

On or before the Effective Date, the Debtors may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.  The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

12.2                        Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by the Debtors with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of the Debtors with respect to the Holders of Claims or Interests prior to the Effective Date.

12.3                        Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each Entity.

12.4                        Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors:	Maxcom Telecomunicaciones S.A.B. de C.V.
Av. Guillermo González Camarena 2000 Col. Santa Fe Centro Ciudad de México CP 01376, Del. Álvaro Obregón
Attn: Erik Gonzalez, Chief Financial Officer

Counsel to Reorganized Debtors:	Paul Hastings LLP
200 Park Avenue
New York, New York 10166
Attn: Pedro A. Jimenez, Esq.

12.5                        Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

12.6                        Entire Agreement

Except as otherwise indicated, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

12.7                        Plan Supplement Exhibits

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan.  After the exhibits and documents are filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Bankruptcy Court’s website at www.nysb.uscourts.gov.  Unless otherwise ordered by the Bankruptcy Court, to the extent any exhibit or document in the Plan Supplement is inconsistent with the terms of any part of the Plan that does not constitute the Plan Supplement, such part of the Plan that does not constitute the Plan Supplement shall control.

12.8                        Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted.  Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Reorganized Debtors; and (c) nonseverable and mutually dependent.

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Dated: June 17, 2019

Respectfully Submitted,

MAXCOM TELECOMUNICACIONES S.A.B. de C.V.,
on behalf of itself and each of the other Debtors

	Name:	Erik Gonzalez
	Title:	Chief Financial Officer

EXHIBIT A

NON-DEBTOR GUARANTORS

Outsourcing Operadora de Personal, S.A. de C.V.
TECBTC Estrategias de Promocion, S.A. de C.V.
Maxcom SF, S.A. de C.V.
Maxcom TV, S.A. de C.V.
Telereunion, S.A. de C.V.
Telscape de Mexico, S.A. de C.V.
Sierra Comunicaciones Globales, S.A. de C.V.
Asesores Telcoop, S.A. de C.V.
Celmax Movil, S.A. de C.V.
Maxcom USA, Inc.
Sierra USA Communications, Inc.